ARTICLES OF AMENDMENT
(BY SHAREHOLDERS)

Wyoming Secretary of State
The Capitol Building, Room 110
200 W. 24th Street
Cheyenne, WY 82002-0020

Phone (307) 777-7311/7312
Fax (307) 777-5339
E-mail: corporations@state.wy.us

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1. The name of the corporation is: Dana Resources

2. Article Fourth is amended as follows:

The following shall be appended to the end of the Fourth Article:

"The Common Stock and the Preferred Stock of the corporation shall have a par-value of 0.001 per share."

3. The amendment was adopted on September 22, 2008, by the shareholders.

4. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment: 75,280,710; and the number of votes of each voting group indisputably represented at the meeting: 39,095,000.

5. Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment **OR** the total number of undisputed votes cast for the amendment by each voting group: 39,095,000.

6. The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

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Date: Sept 23, 2008 Signed: [signature]

Title: Len De Melt, President

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*Filing Fee: **$50.00***

Instructions:

1. The document may be executed by the Chairman of the Board, President or another of its officers.

2. The document shall be accompanied by one (1) exact or photo copy.